Exhibit 4.19

AMENDMENT FIVE TO COLLABORATION AGREEMENT

This Amendment Five to Collaboration Agreement (“Amendment”) is made on June 30, 2020 by and between ABL Bio lnc, having a business address at 16, Daewangpangyo-ro 712beon-gil, Bundang-gu. Seongnam-si. Gyeonggi-do. 13488. Republic of Korea (“ABL Bio”) and I-MAB Biopharma Co., Ltd., having its business address at Suite 802, OmniVision Park West Tower. 88 Shangke Road, Pudong New District. Shanghai. China (“I-MAB Biopharma”). For purposes of this Agreement, ABL Bio and I MAB Biopharma are each referred to individually as a “Party”·and together the “Parties.”·

WHEREAS,

A
I-Mab, having its registered address at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Cayman, KYl-1205 Cayman Islands (“I-Mab”) and ABL Bio entered into the Collaboration Agreement on July 26, 2018 (the “Original Agreement”) in relation to, among others, the development and commercialization of of PD-LI /4-1BB. PD-LI /TIGIT and PD LI/B7H3 BsAbs.
B
I-Mab, I-MAB Biopharma Co., Ltd. and ABL Bio entered into an amendment (the “Amendment One”) to the Collaboration Agreement on November 5. 2018 in which all the rights and the obligations under the Original Agreement has been transferred from I-Mab to I-MAB Biopharma.
C
I-MAB Biopharma Co., Ltd. and ABL Bio entered into a second amendment (the “Amendment Two”) and a third amendment (the “Amendment Three”) and a fourth amendment (the “Amendment Four”, together with the Original Agreement, Amendment One, Amendment Two and Amendment Three, the “Agreement” or "Collaboration Agreement") to the Original Agreement including its then effective amendments on November 22. 2018, May 24, 2019 and December 26, 2019, respectively.
D
The Parties agree that the current PD-LI/B7H3 BsAb is not suitable for further development, and desire to amend the Agreement so that it is no longer limited by Section 3.5 of the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.
Definitions. All terms used in this Amendment will have the meanings set forth in the Agreement, unless otherwise defined in this Amendment.

2.
Amendment.

a)
The Agreement is hereby amended by replacement of Section 3.5 of the Agreement with the following:

3.5 Immediately after the execution of this Agreement, neither Party shall develop independently from the other Party or with any Third Party a bispecific antibody that uses the same pair of antibodies as the BsAb under this Agreement, which exclude PD Ll /TIGIT and PD-Ll/B7H3 (“Terminated BsAbs”), for bispecific antibody development. even if the bispecific antibody contains a different sequence than what was contained in the particular BsAb. ln the event that both Parties agree, by signing an amendment at any time, that a BsAb that uses certain pair of antibodies under this Agreement has no drug developability, any bispecific antibody that uses such pair of antibodies should not be limited by this Section 3.5. For the avoidance of doubt, both Parties agree that neither Terminated BsAb has drug developability, and any bispecific antibody that uses the same pair of antibodies as a Terminated BsAb is not limited by this Section.

b)
Section 3.5.1 shall be added to Section 3.5 of the Agreement in its entirety as follows:

3.5.1 Following December 26, 2019 (with respect to PD-Ll /TIGIT) or June 4, 2020 (with respect to PD-LI/B7H3), no Party may file, prosecute or otherwise register any intellectual property rights claiming any results, data, records related to the Terminated BsAbs and/or BsAb lmprovements to the Terminated BsAbs under this Agreement (“Results”) and no Results may be used. licensed, transferred, assigned or otherwise exploited in any way by either Party without prior written approval of the other Party, except that either Party may retain and use the Results for internal analysis and evaluation purposes. For the avoidance of doubt, nothing contained in this Amendment will be deemed to grant, either expressly or impliedly, any rights, licenses or interests in or to (i) the B7H3 sequence of ABL Bio to l-MAB Biopharma or (ii) the PD-LI or TIGIT sequences of I-MAB Biopharma to ABL Bio.

3.
Notwithstanding anything to the contrary in this Amendment or the Agreement, Parties intend and agree that the terms of this Amendment shall be effective as of June 4, 2020, with the same force and effect as if executed on that date.

4.
No Other Changes. This Amendment is incorporated and made a part of the Agreement. Except as expressly amended herein, in the event of any conflict or inconsistency between the Agreement and this Amendment, this Amendment shall prevail and all other terms and conditions of the Agreement remain in full force and effect according to their original terms.

[Signature Blocks Follow]

IN WITNESS WHEREOF, I-MAB Biopharma and ABL Bio, by their duly authorized officers, have executed this Amendment to Collaboration and License Agreement as of the Effective Date.

ABL Bio	I-MAB Biopharma Co., Ltd.
Signed by: /s/Sang Hoon Lee	Signed by: /s/ Jingwu Zhang Zhang
Name: Sang Hoon Lee	Name: Jingwu Zhang Zhang
Title: CEO	Title: Chairman